EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen and TopoTarget Initiate Phase I Trial of PXD101 in Patients with Hematologic Cancer

NEW HAVEN, Conn. – June 30, 2004 – CuraGen Corporation (NASDAQ: CRGN) and TopoTarget A/S announced today the initiation of a Phase I clinical trial to evaluate PXD101, one of the most advanced histone deacetylase (HDAC) inhibitors in development, in patients with hematologic cancer. Given that PXD101 may play a role as a treatment for hematologic as well as solid cancers, this Phase I trial complements the ongoing Phase I study in cancer patients with solid tumors initiated in 2003.

“We are excited by the initiation of a second Phase I for PXD101 as we look to explore the full potential of this promising cancer treatment,” stated Timothy M. Shannon M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen.

Jonathan M. Rothberg, Ph.D., CuraGen’s Chief Executive Officer, President and Chairman further added, ”CuraGen is undergoing a value inflection as we continue to build clinical momentum to transition PXD101 and CG53135 to Phase II, CR002 to Phase I, and advance additional products from our pipeline toward clinical development.”

This PXD101 Phase I trial in patients with hematological cancer is a dose-escalating, open-label study and is expected to enroll approximately 15 patients. The trial will be conducted under the supervision of Peter Gimsing, M.D., in the Department of Hematology at Copenhagen University Hospital. The study will evaluate the safety and potential activity in patients with hematologic malignancies. The initial Phase I trial has similar study objectives but is focused in patients with solid tumors.

About PXD101

PXD101 is a Phase I HDAC inhibitor being investigated for the treatment of various solid and hematologic cancers. PXD101 is one of the most advanced HDAC inhibitors in development and has been shown in preclinical studies to have a favorable therapeutic window based on PXD101’s targeted activity on cancer cells versus normal cells. PXD101 will be investigated for its role in the treatment of a wide range of solid and hematologic malignancies either as a monotherapy, or in combination with other active anti-cancer agents.

An initial multicenter Phase I trial of PXD101 is ongoing at The Royal Marsden Hospital (London and Surrey, UK) and the Beatson Oncology Centre (Glasgow Scotland). A total of 24 to 36 patients with advanced solid tumors may be enrolled in this study in order to evaluate the safety, pharmacokinetic, and pharmacodynamic response to PXD101.

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About HDAC inhibitors

A growing body of research highlights the role of HDAC in regulating gene expression, particularly the expression of cancer-related genes. HDAC inhibitors represent a new mechanistic class of anti-cancer therapeutics that target HDAC enzymes, and have been shown to: arrest growth of cancer cells (including drug resistant subtypes); induce apoptosis, or programmed cell death; promote differentiation; inhibit angiogenesis; and sensitize cancer cells to overcome drug resistance phenotype when used in combination with other anti-cancer agents. HDAC inhibitors are believed to play a role in a wide range of solid malignancies such as breast, colon, lung and ovarian cancers, and hematological malignancies, such as lymphomas, leukemias and myeloma. The current global oncology therapeutic market is estimated to be worth over $20 billion.

About TopoTarget

TopoTarget is a British/Danish biopharmaceutical company dedicated to the discovery, development and clinical progression of new and improved therapeutics for the cancer patient. The Company results from the merger of TopoTarget A/S, the Danish oncology company and Prolifix Ltd, the UK-based cell cycle company. TopoTarget develops and markets novel pharmaceuticals and aims to identify new indications for existing compounds. It applies its precise and in-depth understanding of the molecular mechanisms of cancer with its wide experience in clinical oncology practice to develop new and effective medicines to combat the disease. TopoTarget has three products in its clinical pipeline including: TopoTect® which is currently in Phase III clinical trials for the prevention of severe tissue damage following accidental chemotherapeutic extravasation, TopoTect®/etoposide as co-therapy for treating brain metastasis, and PXD101, one of the leading HDAC inhibitors in clinical development. The Company recently received the City of Copenhagen Enterprise Award in recognition of its work to develop TopoTect®. TopoTarget is based in Copenhagen, Denmark and Oxford, UK. For more information refer to http://www.topotarget.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen’s therapeutics are based on targets from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our ability to create a value inflection by continuing to build clinical momentum and transitioning PXD101 and CG53135 to Phase II clinical trials, CR002 to a Phase I clinical trial, advance additional products from our pipeline toward clinical development, and that PXD101 may play a role as a treatment for hematological as well as solid cancers. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including,

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but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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